Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-189337) of DelMar Pharmaceuticals, Inc. and in the related prospectus,

(2)	Registration Statement (Form S-3 No. 333-213600) of DelMar Pharmaceuticals, Inc. and in the related prospectus,

(3)	Registration Statement (Form S-3 No. 333-213601) of DelMar Pharmaceuticals, Inc. and in the related prospectus, and

(4)	Registration Statement (Form S-3 No. 333-229020) of DelMar Pharmaceuticals, Inc. and in the related prospectus;

of our report dated September 21, 2018 (except for Note 11, as to which the date is May 8, 2019), with respect to the consolidated financial statements of DelMar Pharmaceuticals, Inc., included in this Current Report on Form 8-K.

Vancouver, Canada,	/s/ Ernst & Young LLP
June 3, 2019	Chartered Professional Accountants